Exhibit 16.1

June 1, 2016

U.S. Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Ladies and Gentlemen:

We have read Celsion Corporation’s (the “Company”) disclosure set forth in Item 4.01(a), “Changes in Registrant’s Certifying Accountant”, in its Current Report on Form 8-K dated June 1, 2016 and are in agreement with such statements concerning our firm. We have no basis to, and therefore, do not agree or disagree with the other statements made by the Company in the Current Report on Form 8-K.

Sincerely,

/s/ Stegman & Company